[CORDEX LETTERHEAD]

January 13, 2009

VIA EDGAR

United States Securities

   and Exchange Commission

100 F Street, NE

Mail Stop 4561

Washington, D.C.  20549

Attention:  Tabatha Akins

                  Staff Accountant

Re:	Cordex Pharma, Inc. Form 8K-A Filed January 13, 2009 File No. 000-33023

Dear Ms. Akins:

In response to your telephone call of today’s date and in connection with the filing of our Current Report on Form 8-KA today, Cordex Pharma, Inc. f/k/a Duska Therapeutics, Inc. (the “Company”), hereby acknowledges that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

The Staff comments or changes to disclosure in response to  Staff’s comments do not foreclose the Commission from taking any action with respect to the  filing; and

•

The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the securities laws of the United States.

Sincerely,

/s/ Wayne Lorgus

Wayne Lorgus
Chief Financial Officer